Exhibit 10.3

Execution Version

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made.

SEPARATION AGREEMENT

by and between

HARLEY-DAVIDSON, INC.

AND

LIVEWIRE EV, LLC

Dated as of September 26, 2022

TABLE OF CONTENTS

ARTICLE I. SEPARATION		1

1.1	Transfers of Assets and Assumptions of Liabilities; LiveWire Assets; HD Assets	1
1.2	Consents; Nonassignable Assets	6
1.3	Termination of Intercompany Agreements	6
1.4	Treatment of Shared Contracts	7
1.5	Treatment of Shared Permits	7
1.6	Treatment of ZEV Environmental Attributes	8
1.7	Bank Accounts; Cash Balances; Misdirected Payments	8
1.8	Misallocated Assets and Liabilities	10
1.9	Disclaimer of Representations and Warranties	10
1.10	Certain Other Matters	10

ARTICLE II. MUTUAL RELEASES; INDEMNIFICATION; COOPERATION; INSURANCE		11

2.1	Release of Claims	11
2.2	Indemnification by LiveWire	12
2.3	Indemnification by HD	12
2.4	Procedures for Defense; Settlement and Indemnification of Third-Party Claims	12
2.5	Insurance Proceeds	13
2.6	Survival of Indemnities	13
2.7	Insurance Matters	14
2.8	Guarantees, Letters of Credit and Other Obligations	15

ARTICLE III. EXCHANGE OF INFORMATION; CONFIDENTIALITY		16

3.1	Agreement for Exchange of Information	16
3.2	Ownership of Information	16
3.3	Compensation for Providing Information	16
3.4	Record Retention	16
3.5	[Reserved]	17
3.6	Other Agreements Providing for Exchange of Information	17
3.7	Auditors and Audits	17
3.8	Privileged Matters	17
3.9	Confidentiality	19
3.10	Protective Arrangements	20

ARTICLE IV. FURTHER ASSURANCES AND ADDITIONAL COVENANTS		20

4.1	Further Assurances	20
4.2	Performance	21
4.3	Mail Forwarding	21
4.4	Order of Precedence	21
4.5	HD Specified Marks	21
4.6	Non-Solicitation	22
4.7	Ancillary Agreements	22

ARTICLE V. TERMINATION		22

5.1	Termination	22
5.2	Effect of Termination	23

ARTICLE VI. MISCELLANEOUS		23

6.1	Corporate Power	23

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6.2	Tax Matters	23
6.3	Modification or Amendments	25
6.4	Waivers of Default	25
6.5	Counterparts	25
6.6	Governing Law	25
6.7	Notices	25
6.8	Entire Agreement	26
6.9	No Third-Party Beneficiaries	26
6.10	Severability	26
6.11	Interpretation	26
6.12	Defined Terms	27
6.13	Assignment	27
6.14	Specific Performance	27
6.15	Expenses	27
6.16	Survival of Covenants	27
6.17	Construction	27
6.18	Performance	28
6.19	No Admission of Liability	28
6.20	Limited Liability of Shareholders	28
6.21	Limitations of Liability	28
6.22	Consent to Jurisdiction	28

Exhibits

Exhibit A Trademark License Agreement

Exhibit B Employee Matters Agreement

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SEPARATION AGREEMENT

This SEPARATION AGREEMENT is entered into effective as of September 26, 2022 (this “Agreement”) by and between Harley-Davidson, Inc., a Wisconsin corporation (“HD”) and LiveWire EV, LLC, a Delaware limited liability company (“LiveWire”). HD and LiveWire are each a “Party” and are sometimes referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, HD, acting together with its Subsidiaries, currently conducts the Harley Business (as defined below) and the LiveWire Business (as defined below);

WHEREAS, the board of directors of HD (the “HD Board”) determined on careful review and consideration that the separation of LiveWire from the rest of HD and the establishment of LiveWire as a separate company to operate the LiveWire Business is in the best interests of HD;

WHEREAS, the sole member of LiveWire determined on careful review and consideration that the separation of LiveWire from the rest of HD and the establishment of LiveWire as a separate, publicly traded company to operate the LiveWire Business is in the best interests of LiveWire;

WHEREAS, in furtherance of the foregoing, the HD Board has determined that it is appropriate and desirable to separate the LiveWire Business from the Harley Business in accordance with the terms and conditions of this Agreement and the SPAC Business Combination Agreement (the “Separation”);

WHEREAS, immediately following the consummation of the Separation and pursuant to the terms of that Business Combination Agreement, dated as of December 12, 2021 (as such agreement may be modified, restated, waived or amended from time to time in accordance with its terms, the “SPAC Business Combination Agreement”), among other things, (a) HoldCo will become the sole stockholder of SPAC, as the result of Merger Sub merging with and into SPAC with SPAC surviving, (b) HD will contribute, or cause to be contributed, LiveWire to HoldCo and (c) SPAC will become the sole equityholder and managing member of LiveWire (the “Business Combination” and, together with the Separation, the “Transactions”);

WHEREAS, each of HD and LiveWire intend that the Transactions qualify for the Intended Tax Treatment (as defined in the SPAC Business Combination Agreement); and

WHEREAS, each of HD and LiveWire has determined that it is appropriate and desirable to set forth in this Agreement certain agreements that will govern certain matters relating to the Transactions and the relationship of HD, LiveWire and the members of the HD Group and the LiveWire Group following the Separation Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.

SEPARATION

1.1 Transfers of Assets and Assumptions of Liabilities; LiveWire Assets; HD Assets.

(a) Subject to the terms and conditions set forth in this Agreement, the effective time and date of the Separation will be 12:01 a.m. Central Time on the date that is designated as the closing date (the “Separation Time”, and such date, the “Closing Date”) under the SPAC Business Combination Agreement (the “Closing”).

At or before the Separation Time, the Parties shall take all actions necessary to cause, and shall cause the members of their respective Group to take all actions necessary to cause, (i) the LiveWire Group to own, lease, license or have the right to use all, to the extent they do not already own, lease, license or have the right to use all, of the LiveWire Assets and none of the HD Assets, and (ii) the LiveWire Group to be liable for, to the extent they are not already liable for, all of the LiveWire Liabilities and none of the HD Liabilities; provided, that any transfers, assignments, conveyances or deliveries of the LiveWire Assets or LiveWire Liabilities prior to the Separation Time shall for all purposes of this Agreement be deemed as occurring at the Separation Time. The LiveWire Assets shall be free and clear of all Liens (other than Permitted Liens) at the Separation Time. Without limiting the generality of the foregoing, at or prior to the Separation Time, the Parties shall execute and deliver to each other, or cause to be executed and delivered to each other, the Transfer Documents, in form and substance reasonably satisfactory to SPAC.

(b) For purposes of this Agreement, “LiveWire Assets” shall mean:

(i) the following Assets listed in subsections (A) through (U) below:

(A) all current assets to the extent related to the LiveWire Business, including all accounts receivable (net), lease assets, inventory assets, and other prepaid assets to the extent related to the LiveWire Business; for the avoidance of doubt, the foregoing shall include, working capital or reserves related to or held for the benefit of the LiveWire Business;

(B) all issued and outstanding capital stock or other equity securities of (i) any Subsidiary of Livewire and (ii) the Persons described on Schedule 1.1(b)(i)(B)(ii) that are owned by either Party or a member of its respective Group as of the Separation Time;

(C) (i) any cash contributed or paid to LiveWire in connection with the Closing by (1) the SPAC or HoldCo, (2) by any private placement, (3) Company Equityholder PIPE Investment, (4) the HD Backstop Amount and (ii) cash, cash equivalents and marketable securities on hand or in banks to the extent maintained for the purpose of the LiveWire Business and not withdrawn prior to the Separation Time (collectively the “LiveWire Cash”), including for the avoidance of doubt any cash received from any customer or dealer of the LiveWire Business with respect to a bike that has not been delivered;

(D) all LiveWire Contracts and all rights, interests, claims and benefits of either Party or any member of its respective Group thereunder as of the Separation Time;

(E) all LiveWire Intellectual Property and all rights, interests, and claims of either Party or any member of its respective Group thereunder as of the Separation Time;

(F) all LiveWire Leases and all rights, interests, claims and benefits of either Party or any member of its respective Group thereunder as of the Separation Time;

(G) all LiveWire Permits and all rights, interests, claims and benefits of either Party or any member of its respective Group thereunder as of the Separation Time;

(H) all LiveWire Properties, together with all buildings, fixtures and improvements erected thereon;

(I) all rights, claims, demands, causes of Action (including counterclaims), judgments, decrees and rights to indemnity or contribution, whether absolute or contingent, contractual or otherwise in favor of HD or any of its Subsidiaries, to the extent primarily related to the LiveWire Business, including the right to sue, recover and retain such recoveries and the right to continue in the name of LiveWire and its Subsidiaries any pending Actions relating to the foregoing, and to recover and retain any damages therefrom;

(J) all Business Records to the extent related to the LiveWire Business (the “LiveWire Business Records”), together with (i) all records and data in any form relating to the LiveWire Employees (as defined in the Employee Matters Agreement), and (ii) Information to the extent related to the LiveWire Business, in each case, to the extent permitted by applicable Law;

(K) all rights, interests, claims and benefits in the insurance claims relating to the LiveWire Business, including those set forth on Schedule 1.1(b)(i)(K);

(L) all raw materials, components, parts and accessories exclusively related to the LiveWire Business, and all rights, interests, and claims of either Party or any member of its respective Group thereunder as of the Separation Time;

(M) (1) the machinery, tools and equipment set forth on Schedule 1.1(b)(i)(M), (2) all tooling, including related jigs, dies, gauges, fixtures, molds, patterns and similar accessories exclusively (x) related to the LiveWire Business or (y) used to manufacture products for the LiveWire Business, and (3) all office equipment and supplies and other items of tangible personal property (including any furniture, furnishings, fixtures, laptops, tablets and smartphones) primarily related to the LiveWire Business or otherwise to the extent used primarily by a LiveWire Employee (as defined in the Employee Matters Agreement);

(N) all rights with respect to third-party warranties and guaranties that are, in each case, related primarily to the LiveWire Business and all related claims, credits, rights of recovery and other similar rights as to such third parties;

(O) all Assets of either Party or any member of its respective Group as of the Separation Time that are expressly provided by this Agreement as Assets to be transferred to any member of the LiveWire Group;

(P) all Insurance Proceeds received from and after the date hereof under the HD’s or any HD Group’s insurance policies or programs to the extent related to the LiveWire Business;

(Q) the goodwill to the extent related to the LiveWire Business;

(R) all rights in connection with, the assets associated with and the sponsorship of, all LiveWire Benefit Plans (as defined in the Employee Matters Agreement);

(S) any and all rights to enforce confidentiality restrictions (to the extent related to confidential information of the LiveWire Business) and noncompetition and non-disparagement covenants (each as applied to the LiveWire Business), in each case, contained in any restrictive covenant agreements or other Contracts with any LiveWire Employees (as defined in the Employee Matters Agreement);

(T) subject to the Tax Matters Agreement, any refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets in respect of any member of the LiveWire Group, the LiveWire Assets or the LiveWire Business other than any HD Tax Asset;

(U) any and all other Assets (other than HD Assets) not listed above that (i) are listed on the Closing Company Financial Statements (as defined in the SPAC Business Combination Agreement) and remain on the LiveWire balance sheet as of the Closing or (ii) are exclusively related to or exclusively held for use with, the LiveWire Business; and

(ii) all assets set forth on Schedule 1.1(b)(ii).

Notwithstanding the foregoing, the LiveWire Assets shall not in any event include any Asset referred to in Section 1.1(c).

(c) For purposes of this Agreement, “HD Assets” shall mean:

(i) all Assets of either Party or the members of its Group as of the Separation Time, other than the LiveWire Assets, including:

(A) all Contracts of either Party or any member of its respective Group and all rights, interests, claims and benefits of either Party or any member of its respective Group thereunder as of the Separation Time other than the LiveWire Contracts;

(B) all rights in connection with, the assets associated with and the sponsorship of, all HD Benefit Plans (as defined in the Employee Matters Agreement);

(C) all HD Intellectual Property;

(D) all HD Permits;

(E) any Contract related to the leasing or subleasing of real property and all rights, interests, claims and benefits of either Party or any member of its respective Group thereunder as of the Separation Time other than the LiveWire Leases;

(F) all cash, cash equivalents and marketable securities on hand or in banks, other than the LiveWire Cash;

(G) all rights, interests, claims and benefits in insurance claims, other than those that are a LiveWire Asset;

(H) all Business Records other than the LiveWire Business Records and otherwise described under Section 1.1(b)(i)(J);

(I) any refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets in respect of any HD Tax (an “HD Tax Asset”);

(J) all Assets of either Party or any member of its respective Group as of the Separation Time that are expressly contemplated by this Agreement as Assets to be retained by any member of the HD Group;

(K) all Assets of either Party or any member of its respective Group related to the electric two-wheel bikes that are co-branded by HD and LiveWire manufactured prior to the Separation Time (the “Co-branded Bikes”); and

(ii) all assets set forth on Schedule 1.1(c)(ii).

(d) For the purposes of this Agreement, “LiveWire Liabilities” shall mean:

(i) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case, to the extent that (x) such Liabilities are primarily related to the LiveWire Business or (y) arise out of or are related to a LiveWire Asset, including the immediately following clauses (A) through (H). Notwithstanding the generality of the foregoing, LiveWire Liabilities shall also include, and LiveWire shall retain and remain responsible for and satisfy, discharge and perform when due, and the HD Group shall have no obligation with respect to:

(A) all Liabilities that are expressly provided by this Agreement or the Employee Matters Agreement as Liabilities to be assumed or retained by LiveWire or any other member of the LiveWire Group, and all agreements, obligations and Liabilities of any member of the LiveWire Group under this Agreement or the Employee Matters Agreement;

(B) all current liabilities that are exclusively related to the LiveWire Business, including accounts payable Liabilities, notes payable Liabilities;

(C) accrued payroll, employee benefit and incentive compensation Liabilities (as provided in the Employees Matters Agreements), deferred revenue Liabilities, warranty Liabilities (except as separately described on Schedule 1.1(e)(ii)) and distributor deposits Liabilities, in each case, to the extent related to the LiveWire Business;

(D) all Liabilities based upon, relating to or arising from the LiveWire Contracts;

(E) all Liabilities arising out of any LiveWire Action;

(F) subject to the Tax Matters Agreement, all Liabilities for or on account of any Taxes imposed on the LiveWire Group, the LiveWire Assets or the LiveWire Business other than any HD Tax (including all Liabilities for Property Taxes allocated to the LiveWire Group pursuant to Section 6.2);

(G) the LiveWire Specified Indebtedness;

(H) any and all other Liabilities (other than HD Liabilities) not listed above that set forth on the Closing Company Financial Statements and that remain on the LiveWire balance sheet as of the Closing; and

(ii) all Liabilities set forth on Schedule 1.1(d)(ii).

Notwithstanding the foregoing, the LiveWire Liabilities shall not in any event include any Liability referred to in Section 1.1(e).

(e) For the purposes of this Agreement, “HD Liabilities” shall mean:

(i) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case, to the extent that such Liabilities are not LiveWire Liabilities, or relate to, arise out of or result from the Harley Business or a HD Asset, including Liabilities of either Party or the members of its respective Group, in each case, to the extent that such Liabilities relate to, arise out of or result from the Harley Business or a HD Asset, including the immediately following clauses (A) through (I). Notwithstanding the generality of the foregoing, HD Liabilities shall also include, and HD shall retain and remain responsible for and satisfy, discharge and perform when due, and the LiveWire Group shall have no obligation with respect to the HD Liabilities.

(A) all Liabilities that are expressly provided by this Agreement or the Employee Matters Agreement as Liabilities to be assumed or retained by HD or any other member of the HD Group, and all agreements, obligations and Liabilities of any member of the HD Group under this Agreement or Employee Matters Agreement;

(B) all Liabilities to the extent based upon, relating to or arising from the operation or conduct of the Harley Business, arising at, prior to or after the Separation Time, but excluding in all circumstances the LiveWire Liabilities;

(C) all Liabilities to the extent based upon, relating to or arising from the HD Assets;

(D) all Liabilities and Actions arising out of or relating to the Co-branded Bikes;

(E) all Liabilities arising out of or relating to the manufacturing of products for the Harley Business or the LiveWire Business at any time prior to the Separation Time;

(F) all Liabilities arising out of any HD Action;

(G) all Liabilities arising out of claims made by any Third Party (including HD’s, LiveWire’s or any of their respective Subsidiaries’ respective directors, officers, shareholders, current and former employees and agents) against any member of the HD Group or the LiveWire Group to the extent relating to, arising out of or resulting from the Harley Business or the HD Assets or the HD Liabilities (whether such claims arise, in each case before, at or after the Separation Time);

(H) all Liabilities for or on account of any HD Tax, and all Liabilities for Property Taxes allocated to the HD Group pursuant to Section 6.2;

(I) the HD Specified Indebtedness; and

(ii) all Liabilities set forth on Schedule 1.1(e)(ii).

1.2 Consents; Nonassignable Assets.

(a) If any provision of this Agreement is dependent on the prior consent, approval, permission, or waiver (as applicable, “Consent”) of any third party (including any Governmental Entity), the Parties hereto shall use their commercially reasonable efforts to obtain such Consent prior to the Separation Time, and if such Consent is not obtained prior to the Separation Time, consummate the Separation in accordance with the terms of the this Agreement, subject to the limitations set forth in Section 1.2(b).

(b) Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign any Asset if an transfer, assignment, conveyance or delivery or attempted transfer, assignment, conveyance or delivery of the same (x) without the Consent of another Person would constitute a breach thereof, or in any way impair the rights of a Party thereunder or give to any third party any rights with respect thereto or (y) be prohibited by applicable Law (a “Non-Assignable Asset”). If any such Consent is not obtained prior to the Separation Time or if an attempted transfer, assignment, conveyance or delivery of the Non-Assignable Asset would be ineffective or would impair such Party’s rights under such Non-Assignable Asset so that the Party entitled to the benefits and responsibilities of such purported transfer, assignment, conveyance or delivery (the “Intended Transferee”) would not receive all such rights and benefits, then (a) the applicable Party shall, and cause their applicable Affiliates to use commercially reasonable efforts to obtain such Consents required to transfer, assign, convey or delivery such Non-Assignable Asset, (b) the Party purporting to make such transfer, assignment, conveyance or delivery of such Non-Assignable Asset (the “Intended Transferor”) shall use commercially reasonable efforts to provide or cause to be provided to the Intended Transferee, to the extent permitted by Law, the benefits of any such Non-Assignable Asset and the Intended Transferor shall promptly pay or cause to be paid to the Intended Transferee when received all income, proceeds and other moneys received by the Intended Transferor with respect to any such Non-Assignable Asset and (c) in consideration thereof the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor’s Liabilities thereunder in a timely manner and in accordance with the terms thereof which it may do without breach and, at the Intended Transferor’s request, the Intended Transferee shall promptly reimburse or prepay (at the Intended Transferor’s election) the Intended Transferor for all amounts actually paid or due by the Intended Transferor on behalf of the Intended Transferee with respect to such Non-Assignable Assets. In addition, the Intended Transferor and the Intended Transferee shall each take such other commercially reasonable actions as may be reasonably requested by the other Party in order to place the other Party, insofar as reasonably possible, in the same position as if such Non-Assignable Asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, Liability, potential for gain and dominion, control and command, shall inure to the Intended Transferee. If and when any such Consent is obtained, the transfer, assignment, conveyance or delivery of such Non-Assignable Asset shall be effected in accordance with the terms of this Agreement.

1.3 Termination of Intercompany Agreements.

(a) Except for the Contracts and other arrangements set forth in Section 1.3(b), in furtherance of the releases and other provisions set forth in Article II, HD and each member of the HD Group, on the one hand, and LiveWire and each member of the LiveWire Group, on the other hand, hereby terminate any and all (i) Intercompany balances and accounts whether or not in writing, between or among HD or any member of the HD Group, on the one hand, and LiveWire or any other member of the LiveWire Group, on the other hand, effective as of the Separation Time, such that, to the extent practicable, all such Intercompany balances and accounts shall be fully settled and no Party or any member of its Group shall have any continuing obligation with respect thereto and otherwise in such a manner as the Parties shall determine in good faith (including by means of dividends, distributions, contribution, the creation or repayment of intercompany debt, increasing or decreasing of cash pool balances or otherwise), and (ii) all Intercompany agreements, arrangements, commitments or understandings, including all obligations to provide goods, services or other benefits, whether or not in writing, between or among HD or any member of the HD Group, on the one hand, and LiveWire or any member of the LiveWire Group, on the other hand (other than as set forth in Section 1.3(b)), without further payment or performance such that no party thereto shall have any further obligations therefor or thereunder. No such terminated balance, account, agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Separation Time. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 1.3(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and any of the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Group); (ii) the agreements, arrangements, commitments or understandings listed or described on Schedule 1.3(b)(ii); and (iii) any Shared Contract or Shared Permit.

1.4 Treatment of Shared Contracts. Except as otherwise agreed by the Parties in writing or as otherwise expressly provided in this Agreement or access to such Contracts is provided pursuant to and subject to the express terms of one or more Ancillary Agreement, and subject to applicable Law, the Parties shall use commercially reasonable efforts to separate any Contract entered into by a member of the HD Group or the LiveWire Group with a third party that is not a LiveWire Asset, but pursuant to which a member of the LiveWire Group, as of the Separation Time, has been provided certain revenues or other benefits or incurred any Liability, including those set forth on Schedule 1.4 (a “Shared Contract”) into separate Contracts effective as of the Separation Time so that from and after such time, the LiveWire Group will be entitled to rights and benefits and shall assume the related portion of Liabilities with respect to each Shared Contract (other than to the extent exclusively related to or arising out of any breach or other violation of such Shared Contract prior to the Separation Time), to the extent related to the LiveWire Business and the HD Group will have the rights and benefits and shall assume the related portion of Liabilities (other than to the extent exclusively related to or arising out of any breach or other violation of such Shared Contract prior to the Separation Time), with respect to each Shared Contract to the extent related to the Harley Business. Upon such separation of a Shared Contract, the separated Contract will be a LiveWire Asset or an HD Asset, as applicable. Any such Shared Contract that has not been separated prior to the Separation Time shall not be assigned in relevant part to the applicable members of the LiveWire Group nor amended, unless permitted without the consent of the counterparty, to give the relevant members of the LiveWire Group any entitlement to such rights and benefits thereunder; provided, however, that the Parties shall, and shall cause each of the members of their respective Group to, for twelve (12) months following the Separation Time, take such other reasonable and permissible actions to cause to the extent permitted under applicable Law: (i) the relevant member of the LiveWire Group to receive the rights and benefits previously provided in the ordinary course of business, consistent with past practice, pursuant to such Shared Contract; (ii) the relevant member of the LiveWire Group to bear the burden of the applicable Liabilities previously borne in the ordinary course of business, consistent with past practice, under such Shared Contract and (iii) cooperate, upon request (and at the requesting party’s expense), with the party not holding the Shared Contract to enter into a new Contract. Notwithstanding the foregoing, subject to the provisions of Schedule 1.4 and the express terms of any Ancillary Agreement, no member of the LiveWire Group shall have any approval or other rights with respect to any amendment or other modification of any Shared Contract; provided, however, that the applicable member of the HD Group shall provide the LiveWire Group with reasonable advance notice of any such amendment or modification and shall consider in good faith any reasonable objections or comments, as applicable, by the LiveWire Group prior to taking such actions. Notwithstanding the foregoing, subject to the provisions of Schedule 1.4 and as expressly set forth in any Ancillary Agreement, HD or LiveWire, as applicable, shall be responsible for any or all Liabilities arising from its (or its Affiliates’) breach of any Shared Contract and from and after the Closing, except as required by applicable Law or with the prior written consent of LiveWire, HD may not waive any material benefit or right under any Shared Contract to the extent related to the LiveWire Business.

1.5 Treatment of Shared Permits. Subject to applicable Law and except as otherwise provided in any Ancillary Agreement, and without limiting the generality of the obligations set forth in Section 1.1, unless the

Parties otherwise agree or the benefits of any Permit described in this Section 1.5 are expressly conveyed to the applicable Party pursuant to this Agreement, any Permit used in connection with both the Harley Business and the LiveWire Business, including those listed on Schedule 1.5 (any such permit, a “Shared Permit”), shall remain with the member of the HD Group or LiveWire Group, as applicable, in possession of such Shared Permit at the Separation Time; provided however, that the Parties shall, and shall cause each of the members of their respective Group to, take such other reasonable and permissible actions to cause to the extent permitted under applicable Law: (i) the relevant member of the HD Group or LiveWire Group that is not in possession of such Shared Permit, to receive the rights and benefits previously provided in the ordinary course of business, consistent with past practice, pursuant to such Shared Permit; (ii) such member of the HD Group or LiveWire Group to bear the burden of the Liabilities under such Shared Permit to the extent arising out of such use and (iii) cooperate, upon request (and at the requesting party’s expense), with the party not holding the Shared Permit to obtain a replacement Permit. Notwithstanding the foregoing, subject to the provisions of Schedule 1.5 and the express terms of any Ancillary Agreement, no member of the LiveWire Group or HD Group, as applicable, shall have any approval or other rights with respect to any amendment or modification of any Shared Permit; provided, however, that the applicable member of the HD Group or LiveWire Group, as applicable, shall provide the LiveWire Group or HD Group (as applicable) with reasonable advance notice of any such amendment or modification and shall consider in good faith any reasonable objections or comments, as applicable, by the LiveWire Group prior to taking such actions. Notwithstanding the foregoing, subject to the provisions of Schedule 1.5 and as expressly set forth in any Ancillary Agreement, HD or LiveWire, as applicable, shall be responsible for any or all Liabilities arising from its (or its Affiliates’) breach of any Shared Permit and from and after the Closing, except as required by applicable Law or (x) with the prior written consent of LiveWire, HD, may not waive any material benefit or right under any Shared Permit to the extent related to the LiveWire Business or (y) with the prior written consent of HD, LiveWire may not waive any material benefit or right under any Shared Permit to the extent related to the Harley Business.

1.6 Treatment of ZEV Environmental Attributes. To the extent that, after Closing, any member of the LiveWire Group receives or accrues ZEV Environmental Attributes, certain of those ZEV Environmental Attributes may be sold to HD as follows:

(a) If any member of the HD Group is or becomes subject to a ZEV Program that requires such member to submit, surrender, or retire ZEV Environmental Attributes, then to the extent any member of the LiveWire Group receives or accrues ZEV Environmental Attributes and all members of the LiveWire Group have fully satisfied their aggregate compliance obligations under any applicable ZEV Program for the applicable compliance period, all members of the LiveWire Group will offer for sale to HD at fair market value such ZEV Environmental Attributes received by any member of the LiveWire Group in excess of such aggregate compliance obligations for the applicable compliance period. HD shall have thirty (30) days to accept such offer of sale and in the event of HD’s acceptance of such offer, HD shall pay fair market value to the applicable member of the LiveWire Group and such member of the LiveWire Group shall transfer such ZEV Environmental Attributes to HD or a member of the HD Group designated by HD, up to the aggregate compliance obligation of all HD Group members under the applicable compliance period of the ZEV Program. Consistent with the terms of this Section 1.6, each member of the LiveWire Group will transfer the ZEV Environmental Attributes to the designated member of the HD Group in advance of the compliance deadline applicable to the HD Group to the extent such timing of transfer is commercially reasonable for all members of the LiveWire Group.

(b) Upon becoming aware that any member of the LiveWire Group becomes eligible to generate ZEV Environmental Attributes, LiveWire will notify HD in writing of such event within thirty (30) days. Upon becoming aware that any member of the HD Group will become subject to a ZEV Program, HD will notify LiveWire in writing of such event within thirty (30) days.

1.7 Bank Accounts; Cash Balances; Misdirected Payments.

(a) Each Party agrees to take, or cause the applicable members of its respective Group to take, at the Separation Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account, owned by HD or any other member of the HD Group (collectively, the “HD Accounts”) so that such HD Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account, owned by any member of the LiveWire Group (collectively, the “LiveWire Accounts”) are de-linked from the LiveWire Accounts.

(b) Each Party agrees to take, or cause the applicable members of its respective Group to take, at the Separation Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing the LiveWire Accounts so that such LiveWire Accounts, if currently linked to an HD Account, are de-linked from the HD Accounts.

(c) With respect to any outstanding checks issued or payments initiated by HD, LiveWire or any of their respective Group members prior to the Separation Time, such outstanding checks and payments shall be honored following the Separation Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated. In addition, any outstanding checks or payments issued, other wire transfers and drafts deposited or available for deposit or received that have not yet cleared (including those in transit), by a third party for the benefit of HD, LiveWire or any of their respective Group members prior to the Separation Time shall be honored following the Separation Time and payment shall be made to the party to whom the check or payment was issued.

(d) Except as expressly contemplated by any Ancillary Agreement, with respect to the payments described in Section 1.7(c), in the event that:

(i) LiveWire or one of its Group members initiates a payment prior to the Separation Time that is honored following the Separation Time, and to the extent such payment relates to the Harley Business, then HD shall reimburse LiveWire for such payment as soon as reasonably practicable and in no event later than ten (10) days after such payment is honored; or

(ii) HD or one of its Group members initiates a payment prior to the Separation Time that is honored following the Separation Time, and to the extent such payment relates to the LiveWire Business, then LiveWire shall reimburse HD for such payment as soon as reasonably practicable and in no event later than ten (10) days after such payment is honored.

(e) Prior to or concurrently with the Separation Time, (i) HD shall cause all HD employees to be removed as authorized signatories on all bank accounts maintained by the LiveWire Group and (ii) LiveWire shall cause all LiveWire Employees to be removed as authorized signatories on all bank accounts maintained by the HD Group; provided that, in the case of clause (i), HD shall maintain signatories in connection with the services provided pursuant to express terms of the Transition Services Agreement.

(f) As between HD and LiveWire (and the members of their respective Group), all payments made to and reimbursements received by either Party (or any member of its Group), in each case after the Separation Time, that relate to a business, Asset or Liability of the other Party (or any member of such other Party’s Group) (each, a “Misdirected Payment”), shall be held in trust by the recipient Party for the use and benefit of the other Party (or member of such other Party’s Group entitled thereto) (at the expense of the party entitled thereto). Each Party shall maintain an accounting of any such Misdirected Payments received by such Party or any member of its Group, and the Parties shall have a weekly reconciliation, whereby all such Misdirected Payments received by each Party are calculated and the net amount owed to the other Party (or members of the other Party’s Group) shall be paid over to the other Party (for further distribution to the applicable members of such other Party’s Group). Notwithstanding the foregoing, neither Party (nor any of the members of its Group) shall act as collection agent for the other Party (or any of the members of its Group), nor shall either Party (or any members of its Group) act as surety or endorser with respect to non-sufficient funds checks, or funds to be returned in a bankruptcy or fraudulent conveyance action.

1.8 Misallocated Assets and Liabilities.

(a) Subject to Section 1.2, Section 1.3 and Section 1.4, in the event that, at any time from and after the Separation Time, either Party becomes aware that (i) it or another member of its Group is the record or beneficial owner of, receives or otherwise comes to possess or benefit from a LiveWire Asset that should have been allocated to a member of the HD Group as an HD Asset pursuant to this Agreement or (ii) it or another member of its Group is the record or beneficial owner of, receives or otherwise comes to possess or benefit from an HD Asset that should have been allocated to a member of the LiveWire Group as a LiveWire Asset, then pursuant to this Agreement, such Party shall promptly notify the other Party, then the Parties shall thereafter reasonably cooperate to, as promptly as practicable (but in no case later than within thirty (30) days of such Party becoming aware of such misallocated Asset), transfer, assign, convey or deliver, or cause to be transferred, assigned, conveyed or delivered, such Asset to such member of the other Group, and such member of the other Group shall accept such Asset for no further consideration other than that set forth in this Agreement. Prior to any such transfer, assignment, conveyance or delivery, such Asset shall be held in accordance with Section 1.2.

(b) Subject to Section 1.2, Section 1.3 and Section 1.4, in the event that, at any time from and after the Separation Time, either Party becomes aware that (i) it or another member of its Group has not assumed a LiveWire Liability that should have been allocated to a member of the LiveWire Group as a LiveWire Liability pursuant to this Agreement or the Employee Matters Agreement or (ii) it or another member of its Group has not assumed an HD Liability that should have been allocated to a member of the HD Group as an HD Liability pursuant to this Agreement or the Employee Matters Agreement, then pursuant to this Agreement, such Party shall as promptly as practicable (but in no case later than within thirty (30) days of such Party becoming aware of such misallocated Liability), transfer, assign, convey or delivery, or cause to be transferred, assigned, conveyed or delivered, such Liability to such member of the other Group and such member of the other Group shall assume such Liability for no further consideration than that set forth in this Agreement. Prior to any such assumption, such Liabilities shall be held in accordance with Section 1.2. To the extent either Party makes any payment or incurs any obligations relating to a misallocated Liability as set forth in this Section 1.7(b), upon discovery by the Parties that such Liability was misallocated, the Party to which such Liability should have been allocated shall reimburse the other Party for any payment made or obligations incurred with respect to such misallocated Liability.

1.9 Disclaimer of Representations and Warranties. EACH OF HD (ON BEHALF OF ITSELF AND EACH MEMBER OF THE HD GROUP) AND LIVEWIRE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE LIVEWIRE GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, ASSUMED OR LICENSED AS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, ASSUMED OR LICENSED UNDER THIS ARTICLE I AND SECTION 4.5), AS TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, AS TO, IN THE CASE OF INTELLECTUAL PROPERTY, NON-INFRINGEMENT OR ANY WARRANTY THAT ANY SUCH INTELLECTUAL PROPERTY IS “ERROR FREE,” OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED OR LICENSED, AS APPLICABLE, ON AN “AS IS,” “WHERE IS” BASIS.

1.10 Certain Other Matters. HD will use commercially reasonable efforts to make the modification(s) set forth on Schedule 1.10 (to the extent applicable), and keep SPAC reasonably informed of any material developments in connection therewith.

ARTICLE II.

MUTUAL RELEASES; INDEMNIFICATION; COOPERATION; INSURANCE

2.1 Release of Claims.

(a) Except as provided in Section 2.1(c) and as otherwise set forth in the Employee Matters Agreement, effective as of the Separation Time, HD does hereby, for itself and each other member of the HD Group, their respective Affiliates, successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time have been shareholders, directors, officers, agents or employees of any member of the HD Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) LiveWire, the respective members of the LiveWire Group, their respective Affiliates, successors and assigns, and (ii) all Persons who at any time prior to the Separation Time have been shareholders, directors, officers, agents or employees of any member of the LiveWire Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from (A) all HD Liabilities whatsoever, (B) all Liabilities arising from, or in connection with, the transactions and all other activities to implement the Transactions and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time) in each case of this clause (C) to the extent relating to, arising out of or resulting from the Harley Business, the HD Assets or HD Liabilities.

(b) Except as provided in Section 2.1(c) and as otherwise set forth in the Employee Matters Agreement, effective as of the Separation Time, LiveWire does hereby, for itself and each other member of the LiveWire Group, their respective Affiliates, successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time have been shareholders, directors, officers, agents or employees of any member of the LiveWire Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) HD, the respective members of the HD Group, their respective Affiliates (other than any member of the LiveWire Group), successors and assigns, and (ii) all Persons who at any time prior to the Separation Time have been shareholders, directors, officers, agents or employees of any member of the HD Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from all LiveWire Liabilities.

(c) Nothing contained in Section 2.1(a) or (b) shall impair any right of any Person to enforce this Agreement. In addition, nothing contained in Section 2.1(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the HD Group or the LiveWire Group that is specified in Section 1.3(b) as not to terminate as of the Separation Time, or any other Liability specified in such Section 1.3(b) as not to terminate as of the Separation Time;

(ii) any Liability provided in or resulting from (1) any Ancillary Agreement or (2) Contract or understanding that is entered into after the Separation Time between any member of the HD Group, on the one hand, and any member of the LiveWire Group, on the other hand;

(iii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement (including any HD Liability and any LiveWire Liability, as applicable);

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article II and Article III and any other applicable provisions of this Agreement; or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to Sections 2.1(a) or (b).

(d) In addition, nothing contained in Sections 2.1(a) or (b) shall release HD from its obligations, existing as of immediately prior to or after the Separation Time, to indemnify or to advance expenses to any person who was a director, officer or employee of a member of the HD Group or the LiveWire Group on or prior to the Separation Time; it being understood that, if the underlying actions or conduct giving rise to a claim for indemnification or advancement of expenses is related to or arises from a LiveWire Liability, LiveWire shall indemnify HD’s costs to indemnify and advance expenses to the director, officer or employee in accordance with the provisions set forth in this Article II.

(e) HD shall not make, and shall not permit any member of the HD Group to make, any claim or demand, or commence any Action asserting any claim or demand, against LiveWire or any member of the LiveWire Group, or any other Person released pursuant to Section 2.1(a), with respect to any Liabilities released pursuant to Section 2.1(a). LiveWire shall not make, and shall not permit any member of the LiveWire Group to make, any claim or demand, or commence any Action asserting any claim or demand, against HD or any member of the HD Group, or any other Person released pursuant to Section 2.1(b), with respect to any Liabilities released pursuant to Section 2.1(b).

2.2 Indemnification by LiveWire. Without limiting or otherwise affecting the indemnity provisions of the Ancillary Agreements, from and after the Separation Time, LiveWire, and each member of the LiveWire Group, will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the HD Indemnitees from and against, and will reimburse such HD Indemnitees with respect to, any and all Losses (whether arising from a Third-Party Claim or otherwise) that such HD Indemnitee may suffer or incur, or become subject to, arising out of or resulting from:

(a) any LiveWire Liabilities; and

(b) any Liabilities of the LiveWire Group relating to or arising from the operations of the LiveWire Business from and after the Separation Time.

2.3 Indemnification by HD. Without limiting or otherwise affecting the indemnity provisions of the Ancillary Agreements, from and after the Separation Time, HD, and each member of the HD Group, will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the LiveWire Indemnitees from and against, and will reimburse such LiveWire Indemnitee with respect to, any and all Losses (whether arising from a Third-Party Claim or otherwise) that such HD Indemnitee may suffer or incur, or become subject to, arising out of or resulting from:

(a) any HD Liabilities; and

(b) any Liabilities of the HD Group relating to or arising from the operations of the Harley Business from and after the Separation Time.

2.4 Procedures for Defense; Settlement and Indemnification of Third-Party Claims.

(a) Direct Claims. Any claim on account of indemnifiable Losses that does not involve a Third-Party Claim will be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to give notice as provided in this Section 2.4(a) will not relieve the Indemnifying Party of its obligations under this Article II, except to the extent that the Indemnifying Party has been actually prejudiced by such failure to give notice.

(b) Third-Party Claims.

(i) Notice of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Entity) who is not a member of the HD Group or LiveWire Group or any of their respective Affiliates of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a “Third-

Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 20 calendar days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 2.5(b)(i) will not relieve the Indemnifying Party of its obligations under this Article II, except to the extent that such Indemnifying Party is actually prejudiced by such delay or failure to give notice.

(ii) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 30 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article II, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that the Indemnifying Party may only assume such defense if (A) the defense of such Third-Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnitee, (1) if HD is the Indemnifying Party, affect LiveWire or any of its controlled Affiliates (including after the Business Combination, any member of the LiveWire Group) in an adverse manner or otherwise result in an actual or potential conflict of interest and (2) if LiveWire is the Indemnifying Party, affect HD or any of its controlled Affiliates in an adverse manner, or otherwise result in an actual or potential conflict of interest; (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages, and (C) the Third-Party Claim is not made by a Governmental Entity with regulatory authority over the Indemnitee or any of its material Assets (the conditions set forth in clauses (A), (B) and (C) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 2.5(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 2.5(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) either of the Litigation Conditions ceases to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that (I) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim, (II) provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates, or (III) in the reasonable opinion of the Indemnitee, would otherwise adversely affect the Indemnitee or any of its Affiliates. The Indemnitee may settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

2.5 Insurance Proceeds. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 2.2 or Section 2.3, as applicable, will be reduced by any Insurance Proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Loss incurred by such Indemnitee in connection with seeking to collect and collecting such amounts.

2.6 Survival of Indemnities. The rights and obligations of each of HD and LiveWire and their respective Indemnitees under this Article II will survive the Separation Time indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

2.7 Insurance Matters.

(a) Except as otherwise expressly provided in this Section 2.7 or any Ancillary Agreement, the Parties acknowledge and agree that from and after the Separation Time, LiveWire, and each other member of the LiveWire Group, shall cease to be an insured, and shall not have access to or any rights under, any insurance policies or self-insured programs or related policies or agreements of HD and each other member of the HD Group, regardless of whether such policies were applicable to the LiveWire Group prior to the Separation Time. Notwithstanding the foregoing, with respect to events, circumstances or occurrence relating to the LiveWire Group that occurred or existed prior to the Separation Time that are covered by insurance policies of the HD Group under which LiveWire and each other member of the LiveWire Group were insured on or prior to the Separation Time (the “Shared Policies”), LiveWire shall have the right to make claims, in each case, subject to the terms and conditions thereof; provided that LiveWire shall bear, and neither HD nor any other member of the HD Group, shall have any obligation to repay or reimburse LiveWire for, the amount of any deductibles, self-insured retentions and other out-of-pocket expenses incurred in connection with such claims under such occurrence-based policies with respect to any “pre claim” deductible. HD agrees, at LiveWire’s request, to reasonably cooperate with LiveWire in the pursuit of such claims under the Shared Policies, in each case, at LiveWire’s sole cost and expense.

(b) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, from and after the Separation Time, LiveWire will acquire its own insurance policies covering the LiveWire Group and each of their respective directors, officers and employees.

(c) The provisions of this Agreement are not intended to and shall not relieve any insurer of any Liability under any policy.

(d) No member of the HD Group or any of its Affiliates will have any Liability whatsoever as a result of or in relation to the insurance policies, including the Shared Policies including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any policy, (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim; (v) the administration, pursuit, or collection with respect to any claim; or (vi) the unavailability or denial of coverage for any other reason.

(e) HD and the members of the HD Group, as applicable, will continue to own all insurance policies, insurance Contracts, and other related insurance agreements of HD and members of the HD Group which are or were in effect at any time prior to the Separation Time, including the Shared Policies.

(f) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of any members of the HD Group in respect of any insurance policy or any other Contract or policy of insurance.

(g) To the extent that any insurance policy provides for the reinstatement of policy limits, and both HD and LiveWire desire to reinstate such limits, the cost of reinstatement will be shared by HD and LiveWire as the Parties may agree. If either Party reasonably and in good faith determines that such reinstatement would not be beneficial, that Party shall not contribute to the cost of reinstatement.

(h) For purposes of this Agreement, “Covered Matter” shall mean any matter with respect to which any member of the LiveWire Group (or its Affiliates) is entitled to pursue coverage under any Shared Policy pursuant to Section 2.7(a). If LiveWire receives notice or otherwise learns of any Covered Matter, LiveWire shall promptly give HD written notice thereof. Any such notice shall describe the Covered Matter in reasonable detail. With respect to each Covered Matter and any Joint Claim, LiveWire shall have sole responsibility for reporting the claim to the insurance carrier and will provide a copy of such report to HD.

(i) Each of LiveWire and HD will share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion and provide the other Party with any assistance that is reasonably necessary or beneficial in connection with such Party’s insurance matters.

2.8 Guarantees, Letters of Credit and Other Obligations.

(a) Prior to the Separation Time, HD shall (with the reasonable cooperation of the applicable members of the HD Group) use its commercially reasonable efforts to, effective as of the Separation Time, have the applicable members of the LiveWire Group removed as guarantor of or obligor for the HD Liabilities arising after the Separation Time. Prior to the Separation Time, LiveWire shall (with the reasonable cooperation of the applicable members of the LiveWire Group) use its commercially reasonable efforts to, effective as of the Separation Time, have the applicable members of the HD Group removed as guarantor of or obligor for the LiveWire Liabilities arising after the Separation Time.

(b) At or prior to the Separation Time, (i) to the extent required to obtain a release from a guarantee, letter of credit or other obligation of the applicable member of the LiveWire Group with respect to the HD Liabilities arising after the Separation Time, HD shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which HD would be reasonably unable to comply or (B) which would be reasonably expected to be breached and (ii) to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any member of the HD Group with respect to the LiveWire Liabilities arising after the Separation Time, LiveWire shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which LiveWire would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.8 prior to the Separation Time, (i) (x) HD shall (with the reasonable cooperation of the applicable members of the HD Group) use its commercially reasonable efforts to have the applicable members of the LiveWire Group removed as guarantor of or obligor for the HD Liabilities arising after the Separation Time and (y) LiveWire shall (with the reasonable cooperation of the applicable members of the LiveWire Group) use its commercially reasonable efforts to have the applicable members of the HD Group removed as guarantor of or obligor for the LiveWire Liabilities arising after the Separation Time (ii) with respect to the HD Liabilities, until such required removal, (A) HD shall, and shall cause the other members of the HD Group to, indemnify, defend and hold harmless each member of the LiveWire Group from and against any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable LiveWire Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (B) HD shall not, and shall cause the other members of the HD Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the LiveWire Group is or may be liable unless all obligations of the members of the LiveWire Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to LiveWire in its sole and absolute discretion and (iii) with respect to the LiveWire Liabilities until such required removal, (A) LiveWire shall, and shall cause the other members of the LiveWire Group to, indemnify, defend and hold harmless each member of the HD Group for any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable HD Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (B) except as it relates to a Shared Contract or a Shared Permit, LiveWire shall not, and shall cause the other members of the LiveWire Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the HD Group is or may be liable unless all obligations of the members of the HD Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to HD in its sole and absolute discretion.

ARTICLE III.

EXCHANGE OF INFORMATION; CONFIDENTIALITY

3.1 Agreement for Exchange of Information. Except as otherwise provided in any Ancillary Agreement, each of HD and LiveWire, on behalf of itself and the members of its respective Group, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party, at any time before or after the Separation Time, as soon as reasonably practicable but in no event later than thirty (30) days after written request therefor, any Information (or a copy thereof) in the possession or under the control of either Party or any of the members of its Group to the extent that: (i) such Information relates to the LiveWire Business or any LiveWire Asset or LiveWire Liability, if LiveWire is the requesting party, or to the Harley Business or any HD Asset or HD Liability, if HD is the requesting party; (ii) such Information is required by the requesting party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting party to comply with any obligation imposed by any Governmental Entity; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing Information pursuant to this Section 3.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 3.1 shall expand the obligations of the Parties under Section 3.4. All Information provided pursuant to this Section 3.1 shall be subject to the obligations set forth In Section 3.9.

3.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 3.1 or 3.7 shall remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

3.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable and documented out-of-pocket costs, if any, of gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable and documented out-of-pocket costs and expenses incurred in any review of Information for purposes of protecting the privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information).

3.4 Record Retention.

(a) The Parties agree and acknowledge that following the Separation Time, it is likely that each Party will have some of the Tangible Information of the other Party stored at its facilities or at Third Party records storage locations arranged for by such Party (each, a “Records Facility”) and the cost of any Third Party Records Facility where Tangible Information belonging to both members of the HD Group, on the one hand, and members of the LiveWire Group, on the other hand, is stored shall be split proportionally between the HD Group and the LiveWire Group.

(b) For a period of seven (7) years following the Separation Time, each Party shall use the same degree of care (but no less than a reasonable degree of care) as it takes to preserve confidentiality for its own similar Information: (i) to maintain the Stored Records at its Record Facility in accordance with its regular records retention policies and procedures and the terms of this Section 3.4; and (ii) to comply with the requirements of any “litigation hold” that relates to Stored Records at its Record Facility that relates to (x) any Action that is pending as of the Separation Time or (y) any Action that arises or becomes threatened or reasonably anticipated after the Separation Time as to which the Party storing such Stored Records has received a written notice of the applicable “litigation hold” from the other Party; provided, that such other Party shall be obligated to provide the Party storing such Stored Records with timely notice of the termination of such “litigation hold.”

3.5 [Reserved].

3.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article III are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth herein or any Ancillary Agreement.

(b) Either Party that receives, pursuant to a request for Information in accordance with this Article III, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information and (ii) deliver to the providing Party a certificate certifying that such Tangible Information was returned or destroyed, as the case may be, which certificate shall be signed by an authorized Representative of the requesting Party.

(c) When any Tangible Information provided by one Party to the other Party (other than Tangible Information provided pursuant to Section 3.4) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving Party shall promptly, after request of the other Party, either return to the other Party all Tangible Information in the form in which it was originally provided (including all copies thereof and all notes, extracts or summaries based thereon) or, if the providing Party has requested that the other Party destroy such Tangible Information or the receiving Party has chosen to destroy such Tangible Information, certify to the other Party that it has destroyed such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that this obligation to return or destroy such Tangible Information shall not apply to any Tangible Information solely related to the receiving Party’s business, Assets, Liabilities, operations or activities.

3.7 Auditors and Audits. From and after the Separation Time, each Party shall provide or provide access to the other Party on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with, as applicable, Items 307 and 308, respectively, of Regulation S-K promulgated by the SEC and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

3.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and shall be provided prior to the Separation Time have been and shall be rendered for the collective benefit of each of the members of the HD Group and the LiveWire Group, and that each of the members of the HD Group and the LiveWire Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided after the Separation Time, which services will be rendered solely for the benefit of the HD Group or the LiveWire Group, as the case may be.

(b) The Parties agree as follows:

(i) HD shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information, other than such Privileged Information that primarily relates to the LiveWire Business or LiveWire Liabilities, whether or not the Privileged Information is in the possession or under the control of a member of the HD Group or the LiveWire Group, and LiveWire Group agrees not to disclose any such Privileged Information to any Third Party;

(ii) LiveWire shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that primarily relates to the LiveWire Business or the LiveWire Liabilities, whether or not the Privileged Information is in the possession or under the control of a member of the HD Group or the LiveWire Group, and the HD Group agrees not to disclose any such Privileged Information to any Third Party; and

(iii) If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not Privileged Information or unless the Parties otherwise agree.

(c) [Reserved].

(d) Upon receipt by any member of the LiveWire Group of any subpoena, discovery or other request that would reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which HD or any of its Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if LiveWire obtains knowledge that any of its, or any member of the LiveWire Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that would reasonably be expected to result in the production or disclosure of such Privileged Information, LiveWire shall promptly provide written notice to HD of the existence of the request (which notice shall be delivered to HD no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide HD a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 3.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(e) Upon receipt by any member of the HD Group of any subpoena, discovery or other request that would reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which LiveWire or any member of the LiveWire Group has the sole right hereunder to assert a privilege or immunity, or if HD obtains knowledge that any of its, or any member of the HD Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that would reasonably be expected to result in the production or disclosure of such Privileged Information, HD shall promptly provide written notice to LiveWire of the existence of the request (which notice shall be delivered to LiveWire no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide LiveWire a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 3.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f) Any furnishing of, or access to, Information pursuant to this Agreement and the transfer of the Assets and retention of the LiveWire Assets by LiveWire are made and done in reliance on the agreement of the Parties set forth in this Section 3.8 and in Section 3.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Group pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that: (i) the inadvertent exchange or retention by one Party to the other Party of any Privileged Information shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving or retaining such Privileged Information shall promptly return or transfer, as the case may be, such Privileged Information to the Party who has the right to assert the privilege or immunity.

(g) In furtherance of, and without limitation to, the Parties’ agreement under this Section 3.8, HD and LiveWire shall, and shall cause their applicable Subsidiaries to, use reasonable efforts to maintain their respective separate and joint privileges and immunities.

3.9 Confidentiality.

(a) Confidentiality. From and after the Separation Time, subject to Section 3.10 and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, HD, on behalf of itself and each of its Subsidiaries, and LiveWire, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to HD’s confidential and proprietary information pursuant to policies in effect as of the Separation Time, all confidential or proprietary Information concerning the other Party (or its business) and the other Party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential or proprietary Information in its possession prior to the Separation Time) or furnished by the other Party or the other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such confidential or proprietary Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential or proprietary Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential or proprietary Information or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential Information of the other Party or any of its Subsidiaries. The foregoing restrictions shall not apply in connection with the enforcement of any right or remedy relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby. If any confidential or proprietary Information of one Party or any of its Subsidiaries is disclosed to another Party or any of its Subsidiaries in connection with providing services to such first Party or any of its Subsidiaries under this Agreement or any Ancillary Agreement, then such disclosed confidential or proprietary Information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any confidential or proprietary Information of the other Party addressed in Section 3.9(a) to any other Person, except its Representatives who need to know such Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Information), and except in compliance with Section 3.10. Without limiting the foregoing, when any Information furnished by the other Party after the Separation Time pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party shall, at its option, promptly after receiving a written notice from the disclosing Party, either return to the disclosing Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that a Party shall not be required to destroy or return any such Information to the extent that (i) the Party is required to retain the Information in order to comply with any applicable Law, (ii) the Information has been backed up electronically pursuant to the Party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) it is kept in the Party’s legal files for purposes of resolving any dispute that may arise under this Agreement or any Ancillary Agreement.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and its respective Subsidiaries may presently have and, after the Separation Time, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Subsidiaries, on the other hand, prior to the Separation Time or (ii) that, as between the two parties, was originally collected by the other Party or the other Party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Separation Time or affirmative commitments or representations that were made before the Separation Time by, between or among the other Party or the other Party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

(d) Nothing in this Section 3.9 shall prevent or limit the ability of LiveWire to use or disclose the LiveWire Business Records and other confidential or proprietary information primarily related to the LiveWire Business from and after the Separation Time. Nothing in this Section 3.9 shall prevent or limit the ability of HD to use or disclose confidential or proprietary information exclusively related to the Harley Business.

3.10 Protective Arrangements. In the event that either Party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Entity or pursuant to applicable Law or the rules of any stock exchange on which the shares of the Party or any member of its Group are traded to disclose or provide any confidential or proprietary Information of the other Party (other than with respect to any such Information furnished pursuant to the provisions of Section 3.1 or 3.7, as applicable) that is subject to the confidentiality provisions hereof, such Party shall provide the other Party with written notice of such request or demand (to the extent legally permitted) as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s own cost and expense. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Entity, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE IV.

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

4.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its commercially reasonable efforts, prior to, on and after the Separation Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws, regulations and agreements, to consummate and make effective the Transactions.

(b) Without limiting the foregoing, prior to, on and after the Separation Time, each Party hereto shall cooperate with each other Party hereto, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain or make any Approvals or Notifications of, any Governmental Entity or any other Person under any permit, license, agreement, indenture or other instrument (including any Third Party consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transfers of the LiveWire Assets and the assignment and assumption of the LiveWire Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party all of the transferring Party’s right, title and interest to the Assets allocated to such Party by this Agreement, in each case, if and to the extent it is practicable to do so.

(c) On or prior to the Separation Time, HD and LiveWire in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of HD or Subsidiary of LiveWire, as the case may be, to effectuate the Transactions.

4.2 Performance. HD shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the HD Group. LiveWire shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the LiveWire Group. Each Party (including its permitted successors and assigns) further agrees that it shall cause all of the other members of its Group not to take, or omit to take, any action which action or omission would violate or cause such Party to violate this Agreement or materially impair such Party’s ability to consummate the transactions contemplated hereby or thereby.

4.3 Mail Forwarding. HD agrees that following the Separation Time it shall use its commercially reasonable efforts to promptly forward to LiveWire any correspondence relating to the LiveWire Business (or a copy thereof to the extent such correspondence relates to both the Harley Business and the LiveWire Business) that is delivered to HD and LiveWire agrees that following the Separation Time it shall use its commercially reasonable efforts to promptly forward to HD any correspondence relating to the Harley Business (or a copy thereof to the extent such correspondence relates to both the Harley Business and the LiveWire Business) that is delivered to LiveWire.

4.4 Order of Precedence. The Parties acknowledge and confirm that, notwithstanding anything to the contrary in the Transfer Documents, (i) to the extent that any provision of the Transfer Documents conflicts with this Agreement, this Agreement shall be deemed to control with respect to the subject matter thereof and (ii) the Transfer Documents shall not be deemed in any way to amend, expand, restrict or otherwise modify such parties’ rights and obligations set forth in this Agreement. Further, except as expressly provided in this Agreement, to the extent there is any inconsistency between this Agreement and the Employee Matters Agreement and such inconsistency relates to the allocation between HD and LiveWire (among them or their subsidiaries) of Assets or Liabilities, the terms of the Employee Matters Agreement shall prevail.

4.5 HD Specified Marks.

(a) Notwithstanding any inference or prior course of conduct to the contrary and except as provided in this Section 4.5 or in the Trademark License Agreement:

(i) LiveWire acknowledges and agrees that the HD Specified Marks are owned solely by the HD Group, and that none of the LiveWire Group shall have any right, title or interest in and to the HD Specified Marks; and

(ii) following the Separation, the LiveWire Group shall not: (A) use any of the HD Specified Marks; (B) seek to register any HD Specified Marks, (C) challenge any rights of the HD Group in any HD Specified Marks or their rights to register the same; (D) challenge the validity or enforceability of any of the HD Specified Marks; or (E) assist any third party in connection with any of the foregoing.

(b) In furtherance of LiveWire’s obligations in Section 4.5(a) above, except as provided in the Trademark License Agreement, as soon as possible following the Separation but not later than 180 days thereafter, the LiveWire Group shall remove and change signage, change and substitute promotional or advertising material in whatever medium, change stationery and packaging and take all such other steps as may be required or appropriate to cease all use of the HD Specified Marks; provided, however, that the LiveWire Group shall not be in violation of this Section 4.5 by reason of:

(i) the appearance of the HD Specified Marks in or on any tools, dies, equipment, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other written materials or other LiveWire Assets that are used for internal purposes only in connection with the LiveWire Business; provided that LiveWire reasonably endeavors to remove such appearances of the HD Specified Marks in the ordinary course of the operation of the LiveWire Business;

(ii) the appearance of the HD Specified Marks in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that were distributed in the ordinary course of business or pursuant to a Contract prior to the Separation, and that generally are in the public domain, or any other similar uses by any such third party over which none of the LiveWire Group have control; or

(iii) the use by the LiveWire Group of the HD Specified Marks in a non-trademark manner for purposes of notifying customers or the general public of the Separation.

4.6 Non-Solicitation. For a period of three (3) years after the Separation Time, HD shall not (without the prior written consent of LiveWire), and shall cause its controlled Affiliates not to, directly or indirectly, hire or intentionally induce or encourage any Person who is employed by LiveWire or any of its Subsidiaries or engaged as an independent contractor by LiveWire or any of its Subsidiaries as of the Separation Time, to terminate such Person’s employment or engagement with LiveWire or any of its Subsidiaries. For a period of three (3) years after the Separation Time, LiveWire shall not (without the prior written consent of HD), and shall cause its controlled Affiliates not to, directly or indirectly, hire or intentionally induce or encourage any Person who is employed by HD or any of its Subsidiaries or engaged as an independent contractor by HD or any of its Subsidiaries as of the Separation Time, to terminate such Person’s employment or engagement with HD or any of its Subsidiaries. For the avoidance of doubt and notwithstanding the foregoing, as of the Separation Time, Jochen Zeitz is anticipated to serve as the co-Chief Executive Officer of HD and LiveWire, and the Parties expressly intend and agree that at any time following the Separation Time, the hiring of Mr. Zeitz by HD or LiveWire as the sole Chief Executive Officer of HD or LiveWire, respectively, and the termination of his employment with the other Party in connection therewith, shall not be subject to the restrictions set forth in this Section 4.6.

4.7 Ancillary Agreements. The Parties acknowledge and agree that concurrently with the Closing of the Transactions, (a) the Parties and certain of their Affiliates will enter into one or more of the Ancillary Agreements that will be effective from and after the Closing, and (b) nothing in this Agreement shall be deemed to conflict with or otherwise impair, limit or otherwise diminish the benefits provided under such Ancillary Agreements or otherwise limit a Party’s remedies under such Ancillary Agreements.

ARTICLE V.

TERMINATION

5.1 Termination. This Agreement may be terminated at any time prior to the Separation Time by the HD Board with the prior written consent of the SPAC; provided, that, in the event the SPAC Business Combination Agreement is validly terminated, this Agreement shall automatically terminate without further action by the Parties. In the event that this Agreement is terminated, subject to Section 12.2 of the SPAC Business Combination Agreement, this Agreement shall become null and void and no Party, nor any Party’s directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement. After the Separation Time, this Agreement may not be terminated except by an agreement in writing signed by HD and LiveWire.

5.2 Effect of Termination. In the event of any termination of this Agreement prior to the Separation Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement; provided, that the foregoing provisions shall not affect or otherwise limit any Liability that expressly survives the termination of the SPAC Business Combination Agreement (in accordance with the express terms of the SPAC Business Combination Agreement).

ARTICLE VI.

MISCELLANEOUS

6.1 Corporate Power.

(a) HD represents on behalf of itself and each other member of the HD Group, and LiveWire represents on behalf of itself and each other member of the LiveWire Group, as follows:

(i) each such Person has the requisite corporate or other applicable power and authority and has taken all corporate or other applicable action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been or will be duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b) Each Party acknowledges that it and the other Party may execute this Agreement by .pdf, electronic, facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such .pdf, electronic, facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

6.2 Tax Matters.

(a) Property Taxes.

(i) The HD Group shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the LiveWire Assets or the LiveWire Business attributable to any Pre-Separation Time Tax Period, and the LiveWire Group shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the LiveWire Assets or the LiveWire Business attributable to any Post-Separation Time Tax Period.

(ii) All Property Taxes levied with respect to the LiveWire Assets for a Straddle Period shall be apportioned between the HD Group and the LiveWire Group based on the number of days of such Straddle Period included in the Pre-Separation Time Tax Period and the number of days of such Straddle Period included in the Post-Separation Time Tax Period. The HD Group shall be responsible for the proportionate amount of such Property Taxes that is attributable to the Pre-Separation Time Tax Period, and the LiveWire Group shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Separation Time Tax Period.

(iii) Upon receipt of any bill for such Property Taxes, HD or LiveWire, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.2 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement. In the event that a member of the HD Group or the LiveWire Group makes any payment for which it is entitled to reimbursement under this Section 6.2, the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(iv) LiveWire shall be entitled to any refund (and any interest thereon received from the applicable Tax authority) of Property Taxes for which LiveWire is liable hereunder, and HD shall be entitled to any refund (and any interest thereon received from the applicable Governmental Entity) of Property Taxes for which HD is liable hereunder. The applicable Party receiving a refund to which another Party is entitled hereunder shall pay over such refund to such other Party within ten (10) days after such refund is received.

(b) Straddle Periods. For purposes of this Agreement, Taxes (or related refunds or similar assets) for any Straddle Period shall be allocated (1) in the case of any Taxes based on or measured by income, receipts, sales, or any other transaction-based Taxes, on an interim closing of the books basis as of the end of the Closing Date (and, for such purpose, assuming that the taxable period of any of the LiveWire Group entities that is a partnership or other pass-through entity for Tax purposes terminates at such time, and allocating any periodic items on a daily pro rata basis) and (2) the amount of any other Taxes in a manner consistent with the principles of Section 6.2(a)(ii).

(c) Intended Tax Treatment. The parties hereto intend that the Transactions, any private placement, any portion of the HD Backstop Amount contributed and any other contributions to HoldCo in connection with the Transactions shall be treated as part of a single integrated plan for U.S. federal (and applicable state and local Tax purposes). The parties shall report the Transactions in a manner consistent with the Intended Tax Treatment, and shall take no position before any taxing authority or any other Person that is inconsistent with the Intended Tax Treatment unless otherwise required by a “determination” that is final within the meaning of Section 1313 of the Code; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Intended Tax Treatment.

(d) Transfer Taxes. All transfer, documentary, sales, use, real property, stamp duty, stamp duty reserve tax, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the Separation (“Transfer Taxes”) shall be borne by HD and paid when due. Each of the Parties shall (i) cooperate to obtain any additional confirmations from any relevant Governmental Entity in relation to Transfer Taxes that they consider (acting reasonably) to be necessary in connection with the Separation and (ii) cooperate and file, at the expense of HD, all necessary Tax Returns with respect to all such Transfer Taxes.

(e) Tax Returns. To the extent reasonably requested by any other party, the parties agree to furnish or cause to be furnished to each other, upon request and as promptly as reasonably practicable, such information and assistance as is reasonably necessary for the filing of any Tax Return, or the conduct of any audit or dispute with any taxing authority for Pre-Separation Time Tax Periods (a “Tax Proceeding”), and the parties shall reasonably cooperate with each other in the conduct of any such Tax Proceeding. Notwithstanding anything herein to the contrary, but subject to the terms of the Tax Matters Agreement, (i) in no event will HD be required to provide the LiveWire Group with any Tax Returns of HD, its Affiliates (other than a member of the LiveWire Group), or any combined, unitary, or consolidated group of which any of the foregoing is or was a member and (ii) in no event will Holdco or any member of the LiveWire Group be required to provide HD with any Tax Returns of any member of the LiveWire Group (or any consolidated, combined or unitary group consisting only of member of the LiveWire Group) for any Tax period beginning after the Closing Date.

(f) All tax sharing or similar agreements to which any member of the LiveWire Group is party (other than customary commercial contracts, the principal purpose of which is not the allocation or sharing of any Tax and the Tax Matters Agreement) shall be terminated as of the Separation Time.

(g) In the event of any conflict between the provisions of this Agreement and the Tax Matters Agreement, the provisions of the Tax Matters Agreement shall control for the period during which the Tax Matters Agreement is in effect.

6.3 Modification or Amendments. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by written instrument signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced. In addition, until the earlier of (i) the termination of the SPAC Business Combination Agreement in accordance with its terms and (ii) the Closing, no such amendment, modification or supplement that shall be effective without the prior written consent of the SPAC.

6.4 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. In addition, until the earlier of (i) the termination of the SPAC Business Combination Agreement in accordance with its terms and (ii) the Closing, no such waiver shall be effective without the prior written consent of the SPAC.

6.5 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

6.6 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

6.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by electronic mail (with confirmed receipt), addressed as follows:

If to HD, to:

3700 W. Juneau

Milwaukee, WI 53217

Attention: Chief Legal Officer

Email: Paul.Krause@harley-davidson.com and H-

DGeneralCounsel@harley-davidson.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

If to LiveWire, to:

If to LiveWire, to:

LiveWire

3700 W. Juneau

Milwaukee, WI 53217

Attention: Chief Legal Officer

Email: Paul.Krause@harley-davidson.com and H-

DGeneralCounsel@harley-davidson.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

6.8 Entire Agreement. This Agreement (including any exhibits hereto), the SPAC Business Combination Agreement (and any exhibits, schedules or other ancillary documents thereto), and the other Ancillary Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

6.9 No Third-Party Beneficiaries. Except for as otherwise provided in Section 2.1: (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including any shareholders of HD or shareholders of LiveWire) except the Parties hereto any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person (including any shareholders of HD or shareholders of LiveWire) with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Notwithstanding the foregoing, the SPAC shall be a third-party beneficiary of the rights of LiveWire to enforce the Separation pursuant to Section 7.6 of the SPAC Business Combination Agreement and under this Agreement where expressly provided such right in Sections 5.1, 6.3, 6.4 and 6.13.

6.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.11 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. Whenever the words

“include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

6.12 Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings specified or referred to in Annex I.

6.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either Party without the prior written consent of the other Party, provided that any permitted assignment will not relieve any Party of its obligations under this Agreement; provided, further, that until the earlier of the (i) the termination of the SPAC Business Combination Agreement in accordance with its terms and (ii) the Closing, no assignment shall be permitted without the prior written consent of the SPAC. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

6.14 Specific Performance.

(a) Subject to Article IV, the Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article V, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)), this being in addition to any other remedy to which they are entitled at Law or in equity.

(b) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (i) the other Party has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

6.15 Expenses. Except as otherwise provided in this Agreement, the expenses and costs incurred in connection with this Agreement and the Separation shall be borne by HD and treated as a Transaction Expense (as defined in the SPAC Business Combination Agreement) in accordance with the SPAC Business Combination Agreement.

6.16 Survival of Covenants. Except as expressly set forth in this Agreement the covenants, representations and warranties contained in this Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Separation Time and shall remain in full force and effect in accordance with their terms.

6.17 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

6.18 Performance. Subject to Section 4.2, each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

6.19 No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between HD and LiveWire and is not intended as an admission of liability or responsibility for any alleged liabilities vis-à-vis any Third Party, including with respect to the liabilities of any non-wholly owned subsidiary of HD or LiveWire.

6.20 Limited Liability of Shareholders. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of HD or LiveWire, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of HD or LiveWire, as applicable, under this Agreement or in respect of any certificate delivered with respect hereto, to the fullest extent legally permissible, each of HD or LiveWire, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

6.21 Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER HD NOR ITS AFFILIATES, ON THE ONE HAND, NOR LIVEWIRE NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY INCIDENTAL CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO INDEMNIFICATION OF SUCH DAMAGES PAID BY AN INDEMNITEE IN RESPECT OF A THIRD PARTY CLAIM).

6.22 Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, together with any Action, dispute, remedy or other proceeding arising from or relating to this Agreement or the transactions contemplated hereby or any relief or remedies sought by any Parties hereto (whether in contract, tort or statute), and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware for contracts made and to be fully performed in such state, without giving effect to any conflicts of laws rules, principles or regulations that would require the application of the laws of another jurisdiction. The state and federal courts located within the State of Delaware (the “Chosen Courts”) shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or in equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties hereto consent to and agree to subject to the exclusive jurisdiction of such Chosen Courts.

(b) THE PARTIES HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SHALL NOT ASSERT IN ANY SUCH DISPUTE, ANY CLAIM THAT: (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS; OR (C) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE MAILING OF PROCESS OF OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.7 (OR IN SUCH

OTHER MANNER AS MAY BE PERMITTED BY LAW) SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER PROVIDED HEREIN. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

HARLEY-DAVIDSON, INC.

By:	/s/ Paul J. Krause
Name:	Paul J. Krause
Title:	Authorized Signatory

[Signature Page to Separation Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

LIVEWIRE EV, LLC

By:	/s/ Amanda Parker
Name:	Amanda Parker
Title:	Chief Legal Officer

[Signature Page to Separation Agreement]

ANNEX I:

Defined Terms

“Action” means any demand, action, claim, complaint, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding, audit or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Entity or in any arbitration or mediation.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that for purposes of this Agreement, from and after the Separation Time, (i) no member of the HD Group shall be deemed to be an Affiliate of any member of the LiveWire Group, (ii) no member of the LiveWire Group shall be deemed to be an Affiliate of any member of the HD Group and (iii) no joint venture formed after the Separation Time solely between one or more members of the HD Group, on the one hand, and one or more members of the LiveWire Group, on the other hand, shall be deemed to be an Affiliate of, or owned or controlled by, any member of the HD Group or the LiveWire Group for the purposes of this Agreement.

“Ancillary Agreements” means all Contracts entered into by the Parties or the members of their respective Group (but to which no Third Party is a party) in connection with the Separation and the other Transactions, including, the SPAC Business Combination Agreement, the Employee Matters Agreement, the Trademark License Agreement, the Tax Matters Agreement, the Intellectual Property License Agreement, the Contract Manufacturing Agreement, the Joint Development Agreement, the Transfer Documents, the Transition Services Agreement and the Master Services Agreement.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Entity.

“Assets” means assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the applicable Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, New York.

“Business Records” means all files, documents, instruments, papers, books, studies, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, financial statements, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), correspondence, lists (including customer and supplier lists and information), regulatory records associated with any Governmental Entity, promotional, marketing, and advertising materials, employee records (to the extent permitted by applicable Law), corporate records, Tax Returns, other Tax work papers and files and other documents in whatever form, physical, electronic (including email) or otherwise.

“Contract” means, with respect to any Person, any legally binding agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation, written or oral, to which such Person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

“Contract Manufacturing Agreement” means that certain Contract Manufacturing Agreement to be entered into between Harley-Davidson Motor Company Group, LLC and LiveWire at the Closing, as such agreement may be modified or amended from time to time in accordance with its terms.

“Employee Matters Agreement” means that certain Employee Matters Agreement to be entered into between HD and LiveWire at the Closing in substantially the form of Exhibit B attached hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, production, registration, transportation, treatment, storage, disposal, Release or discharge of, or exposure to, Hazardous Materials, or the protection of or prevention of harm to human health and safety.

“Excluded Intellectual Property” means the Intellectual Property licensed pursuant to Shared Contracts, HD Specified Marks and any Intellectual Property listed on Schedule I.A.

“Governmental Approvals” means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits, licenses, certificates or authorizations to be obtained from, any Governmental Entity.

“Governmental Entity” means any governmental or regulatory authority, agency, commission, body or other governmental or regulatory entity (including any court or arbitral body (public or private)), United States or non-United States, national or supra-national, state or local, including the SEC and the other Regulatory Authorities.

“Group” means either the HD Group or the LiveWire Group, as the context requires.

“Harley Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted or proposed to be conducted by HD and its Subsidiaries prior to the Separation Time that are not included in the LiveWire Business.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that alone or in combination could cause harm to human health or the environment, including but not limited to petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances or per- or polyfluoroalkyl substances.

“HD Actions” means (a) those Actions set forth on Schedule I.I or (b) any Action primarily relating to, arising out of or resulting from the Harley Business or a HD Asset as of the Separation Time not listed on Schedule I.I or Schedule I.B.

“HD Backstop Amount” has the meaning set forth in the SPAC Business Combination Agreement.

“HD-Formative Marks” means (a) all Trademarks and domain names set forth on Schedule I.J and (b) all Trademarks and domain names owned by HD or any of its Subsidiaries that contain the “Harley-Davidson” name, either alone or in combination with other words or elements as of the Separation Time not listed on Schedule I.J or Schedule I.H.

“HD Group” means, immediately from and after the Separation Time, (a) HD and (b) each Subsidiary of HD (other than Holdco, LiveWire or any of their Subsidiaries).

“HD Indemnitees” means HD, each member of the HD Group, and all Persons who are or have been shareholders, stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the HD Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“HD Intellectual Property” means (a) all Intellectual Property owned by either Party or any member of its respective Group thereunder as of the Separation Time other than the LiveWire Intellectual Property, (b) all rights to sue or otherwise recover for any past, present, or future infringement, misappropriation, dilution, or other violations of the foregoing; and (c) all Intellectual Property rights licensed to HD or any its Affiliates, other than Intellectual Property licensed pursuant to LiveWire Contracts and included in the LiveWire Intellectual Property.

“HD Permits” means any Permit of either Party other than the LiveWire Permits.

“HD Properties” means (a) the real property set forth on Schedule I.N under the heading “HD Properties” and (b) any real property to the extent used in connection with the Harley Business as of or prior to the Separation Time not listed on Schedule I.G or Schedule I.N.

“HD Specified Indebtedness” means all Indebtedness of any member of the HD Group or the LiveWire Group as of the Separation Time, other than LiveWire Specified Indebtedness or any LiveWire Liability.

“HD Specified Marks” means (a) all HD-Formative Marks, (b) any other Trademarks and domain names of HD or any of its Subsidiaries and (c) all Trademarks and domain names confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing, in each case of (a)-(c), other than LiveWire Specified Marks.

“HD Tax” means, without duplication, (i) any Tax of HD or any of its Affiliates (other than a member of the LiveWire Group) for any period, including any such Tax arising from or related to the Transactions (other than any Property Tax allocated to LiveWire under Section 6.2(a)), (ii) any Taxes imposed on or with respect to the LiveWire Group and any Taxes imposed or levied on or with respect to the LiveWire Assets or the LiveWire Business, in each case, for any Pre-Separation Time Tax Period, determined in accordance with Section 6.2(b) (other than any Property Tax allocated to LiveWire under Section 6.2(a)), (iii) any Tax of any Person (excluding (A) Taxes of any member of the LiveWire Group and any Taxes for which the LiveWire Group is responsible pursuant to the Tax Matters Agreement and (B) any Property Tax allocated to LiveWire under Section 6.2(a)) for which a member of the LiveWire Group is or becomes liable (x) pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provision under state, local, or non-U.S. Law) resulting from being a member of a combined, affiliated, consolidated, unitary, integrated or similar Tax group with such Person prior to the Closing, (y) as a transferee or successor to such Person under Law as a result of an event or a transaction occurring prior to the Closing Date, or (z) by Contract (other than customary commercial contracts not primarily related to Taxes entered into in the ordinary course of business that are LiveWire Contracts) entered into prior to the Closing.

“HoldCo” means LiveWire Group, Inc. (formerly known as LW EV Holdings, Inc.), a Delaware corporation.

“Indebtedness” means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments or amounts by reason of overdrafts), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property, assets or services, including “earn-outs” and “seller notes”, (f) all liabilities secured by (or for which any Person to which any such liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptance or other similar instruments, (i) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (j) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (k) any liability of others of a type described in any of the preceding clauses (a) through (j) in respect of which the specified Person has guaranteed or secured by any asset of such specified Person, whether or not such liability has been assumed by the specified Person: provided, however, that (i) with respect to HD, any liabilities or obligations of a type described in the preceding clauses (a) through (k) shall exclude the LiveWire Specified Indebtedness and (ii) with respect to LiveWire, any liabilities or obligations of a type described in the preceding clauses (a) through (k) shall exclude the HD Specified Indebtedness.

“Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article II hereof or any other section of this Agreement.

“Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article II hereof or any other section of this Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium and regardless of location, including (a) Technology and (b) to the extent not described by clause (a), technical, financial, employee or business information or data, studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names and records, supplier names and records, customer and supplier lists, customer and vendor data or correspondence, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other financial employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, product data and literature, promotional and advertising materials, operating manuals, instructional documents, quality records and regulatory and compliance records.

“Insurance Proceeds” means those monies: (a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective; or (b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, on behalf of the insured, in either such case net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer from a Third Party in respect of any captive reinsurance arrangement.

“Intellectual Property” means all intellectual property and industrial property in any and all jurisdictions throughout the world, including all: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) Trademarks, (c) Internet domain names, (d) copyrights, mask works, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) any intellectual property rights in unpatented technology, and inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, ideas, formulas, compositions, inventor’s notes, discoveries and improvements, manufacturing and production processes and techniques, testing information, research and development information, drawings, specifications, designs, plans, proposals and technical data, trade secrets, confidential information, data, know-how, product designs and development, methods and processes, testing tools and materials, customer information, marketing materials and market surveys and (f) intellectual property rights arising from or in respect of any Software or technology.

“Intellectual Property License Agreement” means that certain Intellectual Property License Agreement to be entered into between HD and LiveWire at the Closing, as such agreement may be modified or amended from time to time in accordance with its terms.

“Intercompany” means, with respect to any Contract, balance, arrangement or other legal or financial relationship, established at or prior to the Separation Time, that such Contract, balance, arrangement or other legal or financial relationship is (a) between or among one or more members of the HD Group and one or more members of the LiveWire Group, as applicable, or (b) between or among the Harley Business and the LiveWire Business, even if within the same legal entity (in which case the applicable Contract, balance, arrangement or other legal or financial relationship shall be deemed to be binding as if it was between separate legal entities).

“Joint Claims” means any claim or series of related claims under any insurance policy that results or could reasonably be expected to result in the payment of Insurance Proceeds to or for the benefit of both one or more members of the HD Group and one or more members of the LiveWire Group.

“Joint Development Agreement” means that certain Joint Development Agreement to be entered into between HD and LiveWire at the Closing, as such agreement may be modified or amended from time to time in accordance with its terms.

“Law” means any supranational, federal, state, local or provincial, municipal, foreign or common law, act, code, statute, treaty, ordinance, rule, regulation, order, judgment, injunction, award, decree, agency requirement, writ, franchise, variance, exemption, approval, certificate, notice, bylaw, standard, policy guidance, license, permit or other binding requirements, policies or instruments of any relevant jurisdiction, including in the United States or elsewhere issued, promulgated, adopted or entered into by or with any Governmental Entity or any Self-Regulatory Organization.

“Liabilities” means any and all indebtedness, guarantees, assurances, commitments, liabilities, obligations, responsibilities, Losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, payments, fines, penalties, claims, settlements, judgments, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, reflected on a balance sheet or otherwise, or determined or determinable, including those arising under any Law, claim, demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity or arbitration tribunal, and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking or terms of employment, whether imposed or sought to be imposed by a Governmental Entity, another third Person, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, in each case, including all costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof, in each case including any fines, damages or equitable relief that is imposed in connection therewith.

“Lien” has the meaning set forth in the SPAC Business Combination Agreement.

“LiveWire Actions” means (a) those Actions set forth set forth on Schedule I.B or (b) any Action primarily relating to, arising out of or resulting from the LiveWire Business or a LiveWire Asset not listed on Schedule I.B or Schedule I.I.

“LiveWire Business” means the design, development, marketing, sale or distribution of (a) two-, three- or four-wheeled electric vehicles (including two-wheeled electric vehicles for children of a type designed, developed, marketed, sold or distributed by Stacyc, Inc.) or modular platforms for use in such electric vehicles, (b) part and accessories exclusively related to electric vehicles, and (c) electric vehicle systems (including batteries, power electronics, motors or electric vehicle system software), in each case, as conducted by HD and its Subsidiaries (including LiveWire) as of the Closing.

“LiveWire Contracts” means any Contract to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing, primarily used or held for use in the conduct of the LiveWire Business; provided that LiveWire Contracts shall not include any Contract that is contemplated to be retained by HD or any member of the HD Group from and after the Separation Time pursuant to Section 1.1(c).

“LiveWire Group” means, immediately from and after the Separation Time, HoldCo and each Subsidiary of HoldCo.

“LiveWire Indemnitees” means LiveWire, each member of the LiveWire Group, and all Persons who are or have been shareholders, stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the LiveWire Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“LiveWire Intellectual Property” means (a)(i) the Intellectual Property set forth on Schedule I.D, (ii) the LiveWire Specified Marks, (iii) any Intellectual Property (other than Trademarks) owned by HD or any of its Affiliates immediately prior to the Separation that is exclusively used or held for use in connection with (A) the LiveWire Business or (B) the manufacture of products for the LiveWire Business, in each case of (A) and (B), as of the Separation Time not listed on Schedule I.D or Schedule I.K, and (v) all rights to sue or otherwise recover for any past, present, or future infringement, misappropriation, dilution, or other violations of the foregoing; and (b) subject to Section 1.2, the Intellectual Property rights licensed to HD or any its Affiliates pursuant to LiveWire Contracts; but excluding in all cases the Excluded Intellectual Property.

“LiveWire Leases” means (a) the Contracts related to the leasing or subleasing of real property set forth on Schedule I.E and (b) any Contracts related to the leasing or subleasing of real property primarily relating to, held for use or primarily used in connection with the LiveWire Business and not listed on Schedule I.E or Schedule I.L, in the case of both clause (a) and (b) including all rights, interests, claims, benefits and claims of either Party or any member of its respective Group thereunder as of the Separation Time.

“LiveWire Permits” means (a) any Permit set forth on Schedule I.F and (b) any Permit primarily relating to, primarily held for use with or primarily used in connection with the LiveWire Business and not listed on Schedule I.F or Schedule I.M that is required for the ownership or use of the LiveWire Assets or the operation or conduct of the LiveWire Business.

“LiveWire Properties” means the real property set forth on Schedule I.G under the heading “LiveWire Properties”.

“LiveWire Specified Indebtedness” means the Indebtedness listed on Schedule 1.1(d)(i)(G).

“LiveWire Specified Marks” means (a) the Trademarks and domain names set forth on Schedule I.H and (b) the Trademarks and domain names that are owned by HD or any of its Subsidiaries and that are primarily used (or, if the subject of an intent-to-use application, intended to be primarily used) in connection with the goods or services included in the LiveWire Business immediately prior to the Separation Time not set forth on Schedule I.H or Schedule I.J.

“Losses” means any and all damages, losses (including diminution in value), deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement rights hereunder), whether or not involving a Third Party Action, subject to Section 6.21.

“Master Services Agreement” means that certain Master Services Agreement to be entered into between HD and LiveWire at the Closing, as such agreement may be modified or amended from time to time in accordance with its terms

“Merger Sub” means LW EV Merger Sub, Inc., a Delaware corporation.

“NYSE” means the New York Stock Exchange.

“Parties” or “Party” shall have the meaning set forth in the Preamble.

“Permit” means all permits, licenses, franchises, authorizations, concessions, certificates, allowances, credits, consents, exemptions, approvals, variances, registrations, or similar authorizations from any Governmental Entity.

“Permitted Liens” shall have the meaning set forth in the SPAC Business Combination Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture (including with respect to any vessel), estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Post-Separation Time Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Separation Time Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending at the end of the Closing Date.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a party or its respective Subsidiaries would be entitled to assert or have a privilege, including the attorney-client and attorney work product privileges.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Regulatory Authority” means any and all relevant regulatory agencies or authorities of the United States and other foreign regulatory agencies or authorities, in each case only to the extent that such agency or authority has authority and jurisdiction in the particular context.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into or through the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Self-Regulatory Organization” means any United States or non-United States commission, board, agency or body that is not a Governmental Entity but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, electronic communication networks, insurance group or agents, investment group or investment advisers, including the NYSE.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine-readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“SPAC” means AEA-Bridges Impact Corp., an exempted company incorporated in the Cayman Islands.

“Stored Records” means Tangible Information held in a Records Facility maintained or arranged for by the party other than the party that owns such Tangible Information.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries. It is expressly agreed that for purposes of this Agreement, from and after the Separation Time, no member of the LiveWire Group shall be deemed to be a Subsidiary of any member of the HD Group.

“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person by Law, by contract or otherwise.

“Tax Matters Agreement” means that certain Tax Matters Agreement to be entered into by and among HD and HoldCo and any other parties thereto, substantially in the form to the SPAC Business Combination Agreement.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, all customized applications, completely developed applications and modifications to commercial applications, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form, in each case, other than Software.

“Third Party” means any Person that is not a member of the HD Group or LiveWire Group.

“Trademark License Agreement” means that certain Trademark License Agreement substantially in the form attached hereto as Exhibit A to be entered into between HD and LiveWire at the Closing, as such agreement may be modified or amended from time to time in accordance with its terms.

“Trademarks” means all trademarks, service marks, trade names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement.

“Transfer Documents” means transfer, contribution, distribution or other similar agreements, bills of sale, special warranty deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment entered into, as of or prior to the Separation Time, between one or more members of the HD Group, on the one hand, and one or more members of the LiveWire Group, on the other hand, as and to the extent necessary to evidence: (a) the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to the Assets to the other Party and the applicable members of its Group in accordance with Section 1.1(a); and (b) the valid and effective assumption of the Liabilities by such Party or the applicable members of its Group in accordance with Section 1.1(a).

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into between HD and LiveWire at the Closing, as such agreement may be modified or amended from time to time in accordance with its terms.

“Zero Emission Vehicle” or “ZEV” means a vehicle that produces zero exhaust emissions of any criteria pollutant (or precursor pollutant) or greenhouse gas under any possible operational modes or conditions.

“ZEV Environmental Attribute” means any right, aspect, claim, characteristic, attribute or benefit, however so entitled, credit, allowance, emissions reduction or similar entitlement, whether created under Law or otherwise, resulting from the sale, production or leasing of Zero Emissions Vehicles, including, for the avoidance of doubt, any credit, allowance, emissions reduction or similar entitlement that is generated by the sale, production or leasing of ZEVs produced by LiveWire, arising out of any present or future Environmental Law; provided, however, that ZEV Environmental Attributes will not include any such right, aspect, claim, characteristic, attribute or benefit, credit, allowance, emissions reduction or any subsidies or other payments accruing to LiveWire under Laws (including Environmental Laws) in effect as of the date of this Agreement.

“ZEV Program” means (a) any environmental program, whether a mandatory program created under Environmental Law or a voluntary program pursuant to which the sale, production or leasing of ZEVs result in any ZEV Environmental Attribute, including without limitation a Zero Emission Vehicles program, a cap-and-trade program, a voluntary program such as the Verified Carbon Standard of VERRA, a renewable fuels program, or a low carbon fuel standard program or (b) any program created under Environmental Law which requires a member of the HD Group to acquire, submit, surrender or retire any ZEV Environmental Attribute, or requires any payment from a member of the HD Group unless such member submits, surrenders or retires ZEV Environmental Attributes, in each case in respect of such HD Group member’s sale, production or leasing on non-ZEV vehicles, or which requires a payment from such member of the HD Group on the basis of the ratio of ZEVs to non-ZEVs or low-emission vehicles sold, produced or leased by such member of the HD Group.

Exhibit A

Trademark License Agreement

[Intentionally Omitted]

Exhibit B

Employee Matters Agreement

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